Black Hills Corp. Reports 2019 Fourth Quarter and Full Year Results

•	2019 GAAP EPS from continuing operations of $3.28

•	2019 EPS from continuing operations, as adjusted, of $3.53

•	$850 million of capital investment in 2019

•	$2.7 billion of forecasted capital investment for 2020 to 2024

RAPID CITY, S.D. — Feb. 6, 2020 — Black Hills Corp. (NYSE: BKH) today announced financial results for the fourth quarter and full year 2019. Net income from continuing operations for the fourth quarter and full year of 2019 compared to the fourth quarter and full year 2018 were:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2019		2018		2019		2018
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income from continuing operations	$69.2	$1.13	$87.8	$1.51	$199.3	$3.28	$265.3	$4.78

Non-GAAP:
Net income from continuing operations, as adjusted *	$69.2	$1.13	$61.0	$1.05	$214.5	$3.53	$196.5	$3.54
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“We’re pleased with our operational and financial performance in 2019,” said Linn Evans, president and CEO of Black Hills Corp. “Earnings growth was strong, with adjusted net income up 13 percent in the fourth quarter and 9 percent for the full year, compared to the same periods in 2018, offsetting the dilution from new common shares issued in late 2018 and 2019.

“Results benefited from new rates, customer growth, lower purchased power capacity costs and tax credits on new wind generation assets. Weather impacts for the year were favorable compared to normal, but not as favorable as 2018.

“Our team successfully deployed $850 million in capital projects on behalf of customers in 2019. We are confident in our ability to execute on our planned $2.7 billion of safety, integrity and growth projects in 2020 through 2024. These investments are necessary to maintain, upgrade and modernize our large electric and natural gas infrastructure systems across eight states.

“We are providing innovative energy solutions to meet the evolving needs of our customers and communities. We obtained approval for our subscription-based Renewable Ready program to deliver renewable energy to customers in South Dakota and Wyoming, expanding the program late last year to serve strong customer demand. Our new Busch Ranch II wind project positions us to achieve Colorado’s 30 percent renewable energy standard in 2020. Our Renewable Advantage program further supports Colorado’s emissions reduction goals through the potential addition of up to 200 megawatts of cost-effective renewable energy resources.

“We continued to make progress on the consolidation of our gas utilities. We received approval of a settlement agreement in Wyoming to establish statewide customer rates, consolidate general tariffs and implement an integrity rider. In Nebraska, we completed legal consolidation of our two gas utilities in the state and expect to file a combined rate review to consolidate rate structures by mid-year 2020.

“Our achievements and innovation in 2019 will benefit customers and shareholders alike. Looking forward, we are Ready to grow long-term value as we deliver on our responsibility to serve our customers,” concluded Evans.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Electric Utilities

•	On Dec. 16, Wyoming Electric set a new winter peak load of 247 megawatts, surpassing the previous winter peak of 238 megawatts set in December 2018.

•
On Dec. 13, Colorado Electric issued a request for proposals for its Renewable Advantage program, to potentially add up to 200 megawatts of renewable energy resources to its southern Colorado system. A competitive solicitation process for the addition of cost-effective, utility-scale renewable projects includes wind, solar and battery storage to supplement existing natural gas and wind generation power supplies. Bidders have until Feb. 15, 2020, to submit project proposals, which will be reviewed by an independent evaluator overseen by the Colorado commission. Based on the outcome of the bidding process, projects would be placed in service no later than 2023.

•
On Sept. 17, South Dakota Electric completed construction of the final 94-mile segment of a 175-mile electric transmission line from Rapid City, South Dakota, to Stegall, Nebraska. The first 48-mile segment was placed in service on July 25, 2018, and a second 33-mile segment was placed in service on Nov. 20, 2018.

•	On July 19, Colorado Electric set a new all-time peak load of 422 megawatts, surpassing the previous peak of 413 megawatts set in July 2018.

•	On July 19, Wyoming Electric set a new all-time peak load of 265 megawatts, surpassing the previous peak of 254 megawatts set in July 2018.

•
In July, South Dakota Electric and Wyoming Electric received approvals for the Renewable Ready Service Tariffs and related jointly-filed certificate of public convenience and necessity to construct the Corriedale Wind Energy Project. The wind project will be jointly owned by the two electric utilities to deliver renewable energy for large commercial, industrial and governmental agency customers. In November, South Dakota Electric received approval from the South Dakota Public Utilities Commission to increase the offering under the program by 12.5 megawatts. The two electric utilities also received a determination from the Wyoming Public Service Commission to increase the project to 52.5 megawatts. The $79 million project is expected to be in service by year-end 2020.

Gas Utilities

•	Black Hills’ natural gas utility subsidiaries continued to consolidate utility jurisdictions within the states of Colorado, Nebraska and Wyoming.

◦
On Dec. 11, Wyoming Gas received approval from the Wyoming Public Service Commission to consolidate the rates, tariffs and services of its four existing gas distribution territories. A new, single statewide rate structure will be effective March 1, 2020. New rates are expected to generate $13.3 million in new revenue based on a return on equity of 9.40 percent and a capital structure of 50.23 percent equity and 49.77 percent debt. The approval also allows for a rider to recover integrity investments for system safety and reliability.

◦
On Oct. 29, Nebraska Gas received approval from the Nebraska Public Service Commission to merge its two natural gas distribution companies. Legal consolidation was effective Jan. 1, 2020, and a rate review is expected to be filed by mid-year 2020 to consolidate the rates, tariffs and services.

◦
On Feb. 1, Colorado Gas submitted a rate review application with the Colorado Public Service Commission to consolidate rates, tariffs and services of its two existing gas distribution territories. The rate review requested $2.5 million in new revenue to recover investments in safety, reliability and system integrity. Colorado Gas also requested a new rider mechanism to recover future safety and integrity investments in its system. In late 2019, the administrative law judge issued a recommended decision denying the company’s plan to consolidate rate territories and recommending a rate decrease. Colorado Gas has filed exceptions to the recommended decision. Legal consolidation was previously approved by the Colorado commission in late 2018 and completed in early 2019.

•
On Dec. 1, Wyoming Gas placed in service the $54 million, 35-mile Natural Bridge pipeline project to enhance supply reliability and delivery capacity for customers in central Wyoming. The new 12-inch steel pipeline interconnects from a supply point near Douglas, Wyoming, to facilities near Casper, Wyoming. The associated investment was included in the Wyoming Gas rate review completed in December.

Power Generation

•
On Nov. 26, Black Hills Electric Generation placed in service the $71 million, 60-megawatt Busch Ranch II Wind Farm near Pueblo, Colorado. Through a competitive bidding process, Black Hills Electric Generation was selected to deliver renewable energy under a 25-year power purchase agreement to utility affiliate Colorado Electric.

•
On Aug. 2, Black Hills Wyoming and affiliate Wyoming Electric jointly filed a request with the Federal Energy Regulatory Commission for approval of a new 60-megawatt power purchase agreement. The agreement would fulfill the capacity need for Wyoming Electric at the expiration of the current agreement on Dec. 31, 2022. If approved, Black Hills Wyoming will continue to deliver 60 megawatts of energy to Wyoming Electric from its Wygen I power plant starting Jan. 1, 2023, for 20 additional years. On Dec. 23, the company filed a response to questions from the FERC and awaits a decision from FERC.

Mining

•
In October, negotiations were completed for the price reopener in the contract with the Wyodak power plant. Effective July 1, 2019, the new price was reset at $17.94 per ton with customary escalators, compared to the prior contract price of $18.25 per ton. The contract expires on Dec. 31, 2022, and negotiations are underway to extend the contract.

Corporate

•
On Jan. 29, 2020, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Feb. 14, 2020, will receive $0.535 per share, equivalent to an annual dividend rate of $2.14 per share, payable on March 1, 2020. This approval puts Black Hills on track to celebrate 50 consecutive years of dividend increases in 2020.

•
Effective Nov. 1, Black Hills appointed Tony A. Jensen and Kathleen S. McAllister to its board of directors. In anticipation of previously announced future board retirements, the board also temporarily increased its size from 10 to 12 directors.

•
On Oct. 3, Black Hills issued $400 million of 3.05 percent 10-year senior notes due 2029 and $300 million of 3.875 percent 30-year senior notes due 2049. Proceeds were used to repay the $400 million corporate term loan due 2021, retire the $200 million 5.875 percent senior notes due 2020 and repay a portion of short-term debt.

•	In 2019, Black Hills issued a total of 1.3 million shares of new common stock for net proceeds of $99 million under its at-the-market equity offering program.

•
In the third quarter, Black Hills recorded a non-cash, pre-tax $20 million impairment of its investment in a minority ownership interest in a third-party, privately held oil and gas company. This investment was received in exchange for contributing $28 million of assets in early 2018. This contribution represented the final assets of the divestiture of the oil and gas business. The impairment was triggered by a deterioration in earnings performance in the third party oil and gas company and an adverse change in future natural gas prices. The remaining book value of the investment is $8 million.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS (Unaudited)

(Minor differences may result due to rounding)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
	(in millions)
Adjusted operating income (a) (b):

Electric Utilities	$35.1	$32.8	$160.3	$155.9
Gas Utilities	73.4	69.1	190.0	185.2
Power Generation	10.8	8.9	44.8	42.6
Mining	3.3	3.7	12.6	16.3
Corporate and Other	(1.2)	(0.3)	(1.6)	(3.0)
Operating income	121.4	114.1	406.0	397.0

Interest expense, net	(35.2)	(35.1)	(137.7)	(140.0)
Impairment of investment	—	—	(19.7)	—
Other income (expense), net	(5.8)	0.7	(5.7)	(1.2)
Income tax benefit (expense) (c, d)	(7.5)	11.9	(29.6)	23.7
Income from continuing operations	72.9	91.6	213.3	279.5
Net (loss) from discontinued operations	—	(1.3)	—	(6.9)
Net income	72.9	90.3	213.3	272.7
Net income attributable to noncontrolling interest	(3.7)	(3.8)	(14.0)	(14.2)
Net income available for common stock	$69.2	$86.6	$199.3	$258.4

(a)	In 2019, we changed our segment measure of performance to Adjusted operating income.

(b)
Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. These changes had no impact on consolidated financial results.

(c)	Income tax benefit (expense) for the three and twelve months ended Dec. 31, 2018 included a $23 million and $73 million tax benefit, respectively, resulting from legal entity restructuring.

(d)
Income tax benefit (expense) for the three and twelve months ended Dec. 31, 2018 included approximately $3.5 million income tax benefit and $(4.0) million of income tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
Weighted average common shares outstanding (in thousands):
Basic	61,265	57,608	60,662	54,420
Diluted	61,418	58,252	60,798	55,486

Earnings per share:
Basic -
Continuing Operations	$1.13	$1.52	$3.29	$4.88
Discontinued Operations	—	(0.02)	—	(0.13)
Total Basic Earnings Per Share	$1.13	$1.50	$3.29	$4.75

Diluted -
Continuing Operations	$1.13	$1.51	$3.28	$4.78
Discontinued Operations	—	(0.02)	—	(0.12)
Total Diluted Earnings Per Share	$1.13	$1.49	$3.28	$4.66

2020 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2020 earnings per share available for common stock, as adjusted (a non-GAAP measure*), in the range of $3.55 to $3.75, based on the following updated assumptions:

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•	Complete construction and place in service the Corriedale Wind Energy Project by year-end 2020;

•	No significant unplanned outages at any of our generating facilities;

•	$14 million to $15 million of production tax credits associated with wind generation assets;

•	Capital investment of $669 million in 2020;

•	$100 million to $120 million of equity issuances in 2020 through our at-the-market equity offering program; and

•	No significant acquisitions or divestitures.

*
Earnings per share from continuing operations, as adjusted, is defined as GAAP Earnings per share from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for 2020 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Friday, Feb. 7, 2020, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 8770825 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

ANNUAL MEETING OF SHAREHOLDERS

The company's annual meeting of shareholders will be held on Tuesday, April 28, 2020, at 9:30 a.m. local time, at Black Hills' company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 15, 2020, to shareholders of record as of March 2, 2020.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2019		2018		2019		2018
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$69.2	$1.13	$87.8	$1.51	$199.3	$3.28	$265.3	$4.78
Adjustments:
Impairment of investment	—	—	—	—	19.7	0.32	—	—
Legal restructuring - income tax benefit	—	—	(23.3)	(0.40)	—	—	(72.8)	(1.31)
Tax reform	—	—	(3.5)	(0.06)	—	—	4.0	0.07
Total adjustments	—	—	(26.8)	(0.46)	19.7	0.32	(68.8)	(1.24)

Tax on Adjustments:
Impairment of investment	—	—	—	—	(4.5)	(0.07)	—	—
Total tax on adjustments	—	—	—	—	(4.5)	(0.07)	—	—

Rounding	—	—	—	—	—	—	—	—
Adjustments, net of tax	—	—	(26.8)	(0.46)	15.2	0.25	(68.8)	(1.24)

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$69.2	$1.13	$61.0	$1.05	$214.5	$3.53	$196.5	$3.54

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and 12 months ended Dec. 31, 2019, compared to the three months and 12 months ended Dec. 31, 2018, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$110.8	$105.0	$5.8	$444.5	$427.6	$16.9

Operations and maintenance	52.5	50.7	1.8	195.6	186.2	9.4
Depreciation and amortization	23.2	21.5	1.7	88.6	85.6	3.0
Adjusted operating income	$35.1	$32.8	$2.3	$160.3	$155.9	$4.4

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
Operating Statistics:
Retail sales - MWh	1,352,386	1,311,656	5,440,514	5,328,489
Contracted wholesale sales - MWh (a)	(260,850)	223,691	368,360	900,854
Off-system sales - MWh	247,934	159,308	701,633	673,994
Total electric sales - MWh	1,339,470	1,694,655	6,510,507	6,903,337

Regulated power plant availability:
Coal-fired plants	98.3%	93.8%	92.1%	93.9%
Natural gas fired plants and other plants	82.1%	93.9%	87.9%	96.4%
Wind	97.6%	97.0%	95.6%	96.9%
Total availability	88.6%	94.1%	89.9%	95.6%

Wind capacity factor	43.5%	36.0%	38.7%	39.2%

(a)
In the fourth quarter of 2019 we adjusted year-to-date revenue and purchased power, as well as associated quantities, for a wholesale contract to be presented on a net basis.  Prior year amounts were presented on a gross basis and, due to their immaterial nature, were not revised.  This 2019 presentation change has no impact on gross margin.

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Gross margin increased as a result of:

(in millions)
Increased commercial and industrial demand	$2.0
Reduction in purchased power capacity costs	1.6
Rider recovery	1.2
Weather	0.3
Other	0.7
Total increase in Gross margin (non-GAAP)	$5.8

Operations and maintenance expense increased primarily due to higher employee costs.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

Full Year 2019 Compared to Full Year 2018

Gross margin increased as a result of:

(in millions)
Reduction in purchased power capacity costs	$6.5
Prior year Wyoming Electric PCA Stipulation settlement	3.7
Rider recovery	3.1
Increased commercial and industrial demand	1.9
Weather	0.2
Other	1.5
Total increase in Gross margin (non-GAAP)	$16.9

Operations and maintenance expense increased primarily due to $4.7 million of higher employee costs and $2.9 million of higher outside services expenses. Various other expenses comprise the remainder of the increase compared to the prior year.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$174.1	$170.4	$3.7	$584.1	$563.2	$20.9

Operations and maintenance	76.6	79.2	(2.6)	301.8	291.5	10.3
Depreciation and amortization	24.2	22.1	2.1	92.3	86.4	5.9
Adjusted operating income	$73.4	$69.1	$4.3	$190.0	$185.2	$4.8

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
Operating Statistics:
Total gas sales - Dth	34,762,775	33,694,301	105,745,544	102,414,736
Total transport and transmission volumes - Dth	42,466,737	40,910,683	153,101,264	148,299,003

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Gross margin increased as a result of:

(in millions)
Customer growth - distribution	$1.5
Increased transport and transmission	0.8
New rates	0.7
Weather	(1.6)
Other	2.3
Total increase in Gross margin (non-GAAP)	$3.7

Operations and maintenance expense decreased primarily due to lower employee costs, lower outside services expenses primarily driven by prior year costs associated with jurisdictional consolidation, and lower expense from uncollectible accounts driven by lower current year revenues.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Full Year 2019 Compared to Full Year 2018

Gross margin increased as a result of:

(in millions)
New rates	$16.2
Customer growth - distribution	5.2
Increased transport and transmission	2.6
Weather	(2.2)
Decreased mark-to-market on non-utility natural gas commodity contracts	(3.3)
Other	2.4
Total increase in Gross margin (non-GAAP)	$20.9

Operations and maintenance expense increased primarily due to $5.5 million of higher outside services expenses, $1.2 million higher employee costs and $2.0 million of higher property taxes due to a higher asset base driven by prior and current year capital expenditures. Various other expenses comprise the remainder of the increase compared to the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Power Generation

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$25.5	$21.3	$4.2	$101.3	$92.5	$8.8

Fuel expense	2.1	1.6	0.5	9.1	8.6	0.5
Operations and maintenance	7.6	6.6	1.0	28.4	25.1	3.3
Depreciation and amortization	4.9	4.2	0.7	19.0	16.1	2.9
Adjusted operating income	$10.8	$8.9	$1.9	$44.8	$42.6	$2.2

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	92.3%	61.4%	94.5%	85.8%
Gas-fired plants	99.1%	99.4%	98.6%	99.4%
Wind	92.0%	N/A	90.6%	N/A
Total availability	95.4%	89.7%	95.0%	95.9%

Wind capacity factor	27.5%	N/A	23.5%	N/A

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Revenue increased in the current year due to higher power purchase agreement prices and increased wind megawatt hours sold. Operating expenses increased in the current year primarily due to higher depreciation and property taxes from new wind assets.

Full Year 2019 Compared to Full Year 2018

Revenue increased in the current year due to due to higher power purchase agreement prices and increased wind megawatt hours sold. Operating expenses increased in the current year primarily due to higher depreciation and property taxes from new wind assets.

Mining

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$16.6	$16.7	$(0.1)	$61.6	$68.0	$(6.4)

Operations and maintenance	11.0	10.9	0.1	40.0	43.7	(3.7)
Depreciation, depletion and amortization	2.3	2.1	0.2	9.0	8.0	1.0
Adjusted operating income	$3.3	$3.7	$(0.4)	$12.6	$16.3	$(3.7)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2019	2018	2019	2018
Operating Statistics:	(in thousands)
Tons of coal sold	996	966	3,716	4,085
Cubic yards of overburden moved	2,154	2,207	8,534	8,970

Revenue per ton	$16.04	$16.72	$15.94	$16.11

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Adjusted operating income was comparable to the same period in the prior year.

Full Year 2019 Compared to Full Year 2018

Current year revenue decreased due to 9 percent fewer tons sold driven primarily by planned and unplanned generation facility outages at the Wyodak Plant. Operating expenses decreased primarily due to lower royalties and production taxes on decreased revenues.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Adjusted operating (loss)	$(1.2)	$(0.3)	$(0.9)	$(1.6)	$(3.0)	$1.4

Fourth Quarter 2019 Compared with Fourth Quarter 2018

Adjusted operating income (loss) was comparable to the same period in the prior year.

Full Year 2019 Compared to Full Year 2018

The variance in Adjusted operating (loss) was primarily due to prior year expenses related to the oil and gas segment that were not reclassified to discontinued operations.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Interest expense, net	$(35.2)	$(35.1)	$(0.1)	$(137.7)	$(140.0)	$2.3
Impairment of investment	—	—	—	(19.7)	—	(19.7)
Other income (expense), net	(5.8)	0.7	(6.5)	(5.7)	(1.2)	(4.5)
Income tax benefit (expense)	(7.5)	11.9	(19.4)	(29.6)	23.7	(53.3)

Impairment of Investment

Full Year 2019 Compared to Full Year 2018

In the current year, we recorded a pre-tax non-cash write-down of $20 million in our investment in equity securities of a privately held oil and gas company. The impairment was triggered by a deterioration of earnings performance of the privately held oil and gas company and an adverse change in future natural gas prices.

Other Income (Expense)

Fourth Quarter and Full Year 2019 Compared with Fourth Quarter and Full Year 2018

During the fourth quarter of 2019, we expensed $5.4 million of development costs related to projects we no longer intend to construct.

Income Tax Benefit (Expense)

Fourth Quarter 2019 Compared with Fourth Quarter 2018

The increase in tax expense was primarily due to a prior year $23 million tax benefit resulting from legal entity restructuring and a prior year $3.5 million income tax benefit associated with changes in the previously estimated impact of tax reform on deferred income taxes partially offset by:

•	Current year $1.1 million of federal production tax credits and $0.5 million of related state investment tax credits associated with new wind assets;

•	A current year $1.3 million tax benefit from increased repair activity in flow-through regulatory jurisdictions; and

•	A current year $3.4 million tax benefit from a federal tax loss carry-back claim including interest. We identified certain qualified expenses that extend beyond the typical two-year carry-back period.

Full Year 2019 Compared to Full Year 2018

The increase in tax expense was primarily due to a prior year $73 million tax benefit resulting from legal entity restructuring partially offset by:

•	A prior year $(4.0) million income tax expense associated with changes in the previously estimated impact of tax reform on deferred income taxes;

•	Current year $3.8 million of federal production tax credits and $2.1 million of related state investment tax credits associated with new wind assets;

•	A current year $1.9 million tax benefit from increased repair activity in flow-through regulatory jurisdictions;

•	A current year $1.4 million tax benefit for deferred tax amortization related to tax reform; and

•	A current year $3.4 million tax benefit from a federal tax loss carry-back claim including interest. We identified certain qualified expenses that extend beyond the typical two-year carry-back period.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.27 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2020 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2018 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to execute on our strategy, including: targeting a 50 to 60 percent dividend payout ratio and continuing our track record of continuous annual dividend increases;

•	Our ability to execute our utility jurisdiction consolidation plan;

•	Board of Directors' approval of any future quarterly dividends;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement (Unaudited)
Three Months Ended Dec. 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$165.6	$302.2	$2.3	$7.5	$—	$—	$477.7
Intercompany revenue	6.5	0.5	23.2	9.1	88.6	(127.9)	—
Fuel, purchased power and cost of gas sold	61.3	128.6	2.1	—	0.1	(34.8)	157.3
Gross margin (non-GAAP)	110.8	174.1	23.4	16.6	88.5	(93.1)	320.3

Operations and maintenance	52.5	76.6	7.6	11.0	74.9	(78.4)	144.3
Depreciation, depletion and amortization	23.2	24.2	4.9	2.3	5.8	(5.7)	54.6
Adjusted operating income (loss)	$35.1	$73.4	$10.8	$3.3	$7.8	$(9.0)	$121.4

Interest expense, net							(35.2)
Impairment of investment							—
Other income (expense), net							(5.8)
Income tax benefit (expense)							(7.5)
Income from continuing operations							72.9
(Loss) from discontinued operations, net of tax							—
Net income							72.9
Net income attributable to noncontrolling interest							(3.7)
Net income available for common stock							$69.2

	Consolidating Income Statement (Unaudited)
Twelve Months Ended Dec. 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$689.6	$1,007.6	$9.4	$28.3	$—	$—	$1,734.9
Intercompany revenue	23.1	2.5	91.8	33.4	344.2	(495.0)	—
Fuel, purchased power and cost of gas sold	268.3	425.9	9.1	—	0.3	(132.7)	570.8
Gross margin (non-GAAP)	444.5	584.1	92.2	61.6	343.9	(362.3)	1,164.1

Operations and maintenance	195.6	301.8	28.4	40.0	286.8	(303.8)	548.9
Depreciation, depletion and amortization	88.6	92.3	19.0	9.0	22.1	(21.8)	209.1
Adjusted operating income (loss)	$160.3	$190.0	$44.8	$12.6	$35.1	$(36.7)	$406.0

Interest expense, net							(137.7)
Impairment of investment							(19.7)
Other income (expense), net							(5.7)
Income tax benefit (expense)							(29.6)
Income from continuing operations							213.3
(Loss) from discontinued operations, net of tax							—
Net income							213.3
Net income attributable to noncontrolling interest							(14.0)
Net income available for common stock							$199.3

	Consolidating Income Statement (Unaudited)
Three Months Ended Dec. 31, 2018	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$173.2	$318.1	$1.9	$7.9	$—	$—	$501.2
Intercompany revenue	6.3	0.5	19.4	8.8	102.2	(137.1)	—
Fuel, purchased power and cost of gas sold	74.5	148.3	1.6	—	—	(30.7)	193.7
Gross margin (non-GAAP)	105.0	170.4	19.6	16.7	102.2	(106.4)	307.5

Operations and maintenance	50.7	79.2	6.6	10.9	88.2	(92.2)	143.4
Depreciation, depletion and amortization	21.5	22.1	4.2	2.1	5.2	(5.2)	50.0
Adjusted operating income (loss)	$32.8	$69.1	$8.9	$3.7	$8.7	$(9.1)	$114.1

Interest expense, net							(35.1)
Other income (expense), net							0.7
Income tax benefit (expense)							11.9
Income from continuing operations							91.6
(Loss) from discontinued operations, net of tax							(1.3)
Net income							90.3
Net income attributable to noncontrolling interest							(3.8)
Net income available for common stock							$86.6

	Consolidating Income Statement (Unaudited)
Twelve Months Ended Dec. 31, 2018	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$688.7	$1,023.8	$7.2	$34.5	$—	$—	$1,754.3
Intercompany revenue	22.8	1.5	85.2	33.5	379.9	(522.9)	—
Fuel, purchased power and cost of gas sold	283.8	462.2	8.6	—	—	(126.7)	628.0
Gross margin (non-GAAP)	427.6	563.2	83.9	68.0	379.9	(396.2)	1,126.3

Operations and maintenance	186.2	291.5	25.1	43.7	324.9	(338.5)	533.0
Depreciation, depletion and amortization	85.6	86.4	16.1	8.0	21.2	(20.9)	196.3
Adjusted operating income (loss)	$155.9	$185.2	$42.6	$16.3	$33.8	$(36.8)	$397.0

Interest expense, net							(140.0)
Other income (expense), net							(1.2)
Income tax benefit (expense)							23.7
Income from continuing operations							279.5
(Loss) from discontinued operations, net of tax							(6.9)
Net income							272.7
Net income attributable to noncontrolling interest							(14.2)
Net income available for common stock							$258.4

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969